Exhibit 10.2
HUMAN GENOME SCIENCES, INC.
SECOND AMENDED AND RESTATED KEY EXECUTIVE SEVERANCE PLAN
I. Preamble and Statement of Purpose.
     The purpose of this Plan is to assure Human Genome Sciences, Inc. (“Human Genome”) and its subsidiaries (Human Genome, together with its subsidiaries, the “Corporation”) of the continued dedication, loyalty, and service of, and the availability of objective advice and counsel from, key employees of the Corporation notwithstanding the possibility, threat or occurrence of a bid or other action to take over control of the Corporation.
     In the event Human Genome receives any proposals from a third party concerning a possible business combination with Human Genome, or acquisition of Human Genome’s equity securities or a substantial portion of its assets, the Board of Directors of Human Genome (the “Board”) believes that it would be imperative that the Board, the Corporation and its senior management be able to rely on the Corporation’s key employees to continue in their positions and be available for advice, if requested, without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal, or be influenced to consider other employment opportunities or prospects because of such uncertainties or risks.
     Should Human Genome receive any such proposals, in addition to their regular duties, such key employees, in light of their experience and knowledge gained within that portion of the business in which they are principally engaged, may be called upon to assist in the assessment of proposals, advise senior management and the Board as to whether such proposals would be in the best interest of Human Genome and its shareholders, and take such other actions as the Board might determine to be appropriate.
II. Eligible Executives.
     The following individuals are eligible to participate in this Plan: (i) the Chief Executive Officer and the President of Human Genome, and (ii) those key employees of the Corporation who are from time to time designated by the Compensation Committee of the Board (the “Compensation Committee”) as eligible to participate in this Plan.
     Each eligible employee shall become a Participant in the Plan upon his or her execution of a letter agreement in the form, or substantially in the form, of Exhibit A, attached to and incorporated in this Plan (the “Letter Agreement”). The executed Letter Agreement shall constitute the Participant’s agreement to the terms and conditions of participation in this Plan and shall set forth the amount of the Lump Sum Cash Payment under Section 3.2.2, the length of the Coverage Period for welfare benefit continuation under Section 3.2.3, and such other terms and conditions as the Compensation Committee may determine applicable to the Participant.
     A Participant who is no longer employed by the Corporation shall cease to be a Participant in the Plan, unless the Participant’s employment ceases (i) within eighteen (18) months after the Effective Date (as defined in Section 3.1.3) or (ii) during any period of time when the Board has knowledge that any third person has taken steps reasonably calculated to effect a Change of Control (as defined in Section 3.1.2) until, in the opinion of the Board, the third party has abandoned or terminated its efforts to effect a Change of Control. Any decision by the Board that, in its opinion, a third party has or has not taken steps reasonably calculated to effect a Change of Control, or that, in its opinion, the third person has abandoned or terminated its efforts to effect a Change of Control, shall be conclusive and binding on the Participants.
III. Plan Provisions.
3.1 Definitions. The following terms, as used in this Plan with capitalized first letters, shall have the meanings as provided in this Section 3.1:
     3.1.1. “Cause”. “Cause” means (i) the Participant’s willful and continued failure substantially to perform the duties of his or her position (other than as a result of disability, as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the “Code”), or as a result of termination by the Participant for Good Reason) after written notice to the Participant by the Board specifying such failure, provided that such “Cause” shall have been found by a majority vote of the Board after at least ten (10) days’ written notice to the Participant specifying the failure on the part of the Participant and after an opportunity for the Participant to be heard at a meeting of the Board; (ii) any willful act or omission by the Participant constituting dishonesty, fraud or other malfeasance, and any act or omission by the Participant constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Corporation; or (iii) the Participant’s indictment of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Corporation conducts business. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Corporation.

     3.1.2. “Change of Control”. “Change of Control” means the earliest to occur of any of the following events, construed in accordance with Code section 409A:
     (i) Any one person or more than one person acting as a group acquires, or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group, beneficial ownership of more than fifty percent (50%) of the total voting power of Human Genome’s then outstanding voting securities;
     (ii) A majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the Board who were members of the Board prior to the initiation of the replacement; or
     (iii) Any one person or more than one person acting as a group acquires, or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group, assets of Human Genome that have a total gross fair market value of fifty percent (50%) or more of the total gross fair market value of all of the assets of Human Genome immediately prior to the initiation of the acquisition.
     3.1.3. “Effective Date”. “Effective Date” means the date on which a Change of Control occurs. In the event of a Change of Control occurring within eighteen (18) months after a prior Change of Control, “Effective Date” shall mean, for a Participant whose employment terminates prior to the subsequent Change of Control, the date on which the prior Change of Control occurs, and for all other Participants, the date on which the subsequent Change of Control occurs. Notwithstanding anything in this Plan to the contrary, if a Participant’s employment with the Corporation had terminated prior to the date on which the Change of Control occurred, and if it is reasonably demonstrated by the Participant to the Board that such termination of employment either was at the request of a third party who had taken steps reasonably calculated to effect the Change of Control or otherwise arose in connection with or in anticipation of the Change of Control, then, for all purposes of this Plan, “Effective Date” shall mean, with respect to such Participant only, the date immediately prior to the date of such termination of employment.
     3.1.4. “Good Reason”. “Good Reason” means, without the Participant’s consent, (i) removal from, or failure to be reappointed or reelected to, the Participant’s principal positions immediately prior to the Change of Control (other than as a result of a promotion); (ii) a material diminution in the Participant’s title, position, duties or responsibilities, or the assignment to the Participant of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the Participant’s position immediately prior to the Change of Control; (iii) a material reduction in the Participant’s base compensation, as in effect immediately preceding the Effective Date, or target bonus opportunity; (iv) relocation of the Participant’s principal workplace to a location which is more than fifty (50) miles from the Participant’s principal workplace on the Effective Date; or (v) any material failure by Human Genome to comply with and satisfy the requirements of Section 3.5.6, provided that the successor shall have received at least ten (10) days’ prior written notice from Human Genome or the Participant of the requirements of Section 3.5.6, and shall have failed to remedy such material failure within thirty (30) days after receipt of such notice. For purposes of clauses (i), (ii) or (iii) of the preceding sentence, an isolated and inadvertent action not taken in bad faith and which is remedied by Human Genome promptly after receipt of notice thereof given by the Participant shall be excluded. For purposes of clause (ii), no material diminution of title, position, duties or responsibilities shall be deemed to occur solely because Human Genome becomes a subsidiary of another corporation or change in the reporting hierarchy incident thereto. For the purposes of clauses (i), (ii), (iii), and (iv), Good Reason shall not exist unless the Participant notifies the Corporation of the existence of the condition specified under the applicable clause no later than ninety (90) days after the initial existence of any such condition, and the Corporation fails to remedy such condition within thirty (30) days after receipt of such notice. Notwithstanding the foregoing, Good Reason shall not exist unless the termination of employment occurs no later than two years following the initial existence of any of the conditions provided under this Section 3.1.4.
3.2 Benefits.
     3.2.1. Triggering Event. In the event the Participant’s employment with the Corporation is terminated without Cause by the Corporation, or for Good Reason by the Participant, on or within eighteen (18) months after the Effective Date, Human Genome shall (in addition to any compensation or benefits to which the Participant may otherwise be entitled under any other agreement, plan or arrangement with the Corporation, other than amounts excluded by Section 3.5.2) make the payments and provide the benefits to the Participant as specified under Sections 3.2.2 and 3.2.3. Solely for purposes of this Section 3.2.1, a Participant’s employment with the Corporation will be deemed to have terminated on the earlier of the date the Participant’s employment with the Corporation ceases or the date that written notice of any such termination is received by the Participant or by the Corporation, as the case may be, even though the parties may agree in connection therewith that the Participant’s employment with the Corporation will continue for a specified period thereafter. The failure by the Participant or the

Corporation to set forth in any such notice sufficient facts or circumstances showing Good Reason or Cause, as the case may be, shall not waive any right of the Participant or the Corporation or preclude either party from asserting such facts or circumstances in the enforcement of any such right.
     3.2.2. Lump Sum Cash Payment. On or within 30 days after the Participant’s last day of service with the Corporation, Human Genome shall pay to the Participant as compensation for services rendered to the Corporation a Lump Sum Cash Payment (subject to any applicable payroll or other taxes required to be withheld) in the amount determined in accordance with the Letter Agreement, subject to Sections 3.4 and 3.5.2.
     3.2.3. Welfare Benefit Continuation. The Participant’s (and, where applicable, the Participant’s dependents’) participation in the group medical, dental, life (including split dollar, if any) and disability plans maintained by the Corporation shall be continued on substantially the same basis as if the Participant were an employee of the Corporation until the end of the Coverage Period as set forth in the Letter Agreement. In the event that Human Genome is unable for any reason to provide for the Participant’s (and, where applicable, the Participant’s dependents’) continued participation in one or more of such plans during the Coverage Period, Human Genome shall pay or provide at its expense equivalent benefit coverage for the remainder of the Coverage Period. The Coverage Period shall, to the extent allowed by law, be taken into account as a period of continuation coverage for purposes of Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and for purposes of any other obligation of the Corporation to provide any continued coverage to the Participant (and, where applicable, the Participant’s dependents) under any group medical, dental, life or disability plan. The Corporation shall also pay to the Participant at least annually an amount which shall be sufficient on an after-tax basis to compensate the Participant for all additional taxes, other than those imposed under Section 409A of the Code, incurred by reason of any income realized as a result of the continued coverage under this Section, to the extent such taxes result from the Participant’s status as a non-employee and would not be incurred if Participant was an employee of the Corporation, on a grossed-up basis, at the highest marginal income tax rate for individuals (the “Tax Gross-Up Payment”). The Tax Gross-Up Payment shall be made no later than the end of the year after the year in which the Participant remitted the taxes.
     3.2.4. Accelerated Vesting of Options. All options granted to a Participant to purchase common stock of Human Genome under any plan, program or arrangement maintained by Human Genome, shall become fully vested and exercisable as of the Effective Date of a Change of Control as defined in Section 3.1.2, to the extent such options are then outstanding. The preceding sentence shall not apply with respect to any option if: (i) in connection with the Change of Control, another entity (a) shall have assumed or will assume the obligations of Human Genome with respect to such option, or (b) shall have issued or will issue one or more options of equivalent economic value with equivalent vesting conditions to replace such option; and (ii) the assumed or replacement option as set forth in clause (i), pursuant to its terms, shall vest as of the date the Participant’s employment with the Corporation is terminated without Cause by the Corporation, or for Good Reason by the Participant, on or within eighteen (18) months after the Effective Date. The Board shall have sole discretion in the determination of whether a replacement option is of equivalent economic value to the replaced option.
3.3 Adjustment of Lump Sum Cash Payment.
     3.3.1. Adjustment. Notwithstanding anything in this Plan or any Letter Agreement to the contrary, in the event the Law or Accounting Firm (as defined in Section 3.3.2) shall determine that the Lump Sum Cash Payment and any other payment or distribution in the nature of compensation by the Corporation to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the Lump Sum Cash Payment, together with such other payments and distributions, the “Payments”), would cause any portion of such Payments to be subject to the excise tax imposed by Section 4999 (or any successor provision) of the Code (the “Parachute Payments”), the Participant’s Lump Sum Cash Payment shall be reduced to the extent necessary (but not below zero) so that no portion of the Payments shall be subject to the excise tax imposed by Section 4999 of the Code, provided that no such reduction shall be made if the Participant’s Payments, after the reduction and after the application of Federal income tax at the highest rate applicable to individual taxpayers, would not be greater than the present value (determined in accordance with Section 280G of the Code) of the Payments before the reduction but after the application of (i) excise tax under Section 4999 of the Code and (ii) Federal income tax at the highest rate applicable to individual taxpayers.
     3.3.2. Determination. All determinations required to be made under this Section 3.3, including the assumptions to be utilized in arriving at such determination, shall be made by DLA Piper US LLP or other nationally recognized law or accounting firm (the “Law or Accounting Firm”), which shall provide detailed supporting calculations both to Human Genome and the Participant (i) within fifteen (15) business days after the receipt of a notice from the Participant that he or she may have a Parachute Payment, or (ii) at such earlier time as may be requested by

Human Genome. The Law or Accounting Firm may employ and rely upon the opinions of actuarial or accounting professionals to the extent it deems necessary or advisable. In the event that the Law or Accounting Firm determines, for any reason, that it is unable to perform such services, or declines to do so, Human Genome shall select another nationally recognized law or accounting firm to make the determinations required under this Section (which law or accounting firm shall then be referred to as the Law or Accounting Firm hereunder). All fees and expenses of the Law or Accounting Firm shall be borne solely by Human Genome. Any determination by the Law or Accounting Firm shall be binding upon Human Genome and the Participant.
3.4 Terms and Conditions of Participation
     3.4.1. Conditions of Participation. As a condition to being covered by the Plan, each Participant, by executing the Letter Agreement, shall acknowledge and agree that (i) except as may otherwise be expressly provided under any other executed agreement between the Participant and the Corporation, nothing contained in this Plan (including, but not limited to, using the term “Cause” to determine benefits under this Plan) is intended to change the fact that the employment of the Participant by the Corporation is “at will” and, prior to the Effective Date, may be terminated by either the Participant or the Corporation at any time, (ii) the Participant shall be bound by, and comply with, the requirements of Sections 3.5.3 and 3.5.4, and (iii) the Participant consents to the modifications to the options as provided in Section 3.2.4. Moreover, except as provided in Section 3.1.3, if prior to the Effective Date, the Participant’s employment with the Corporation terminates, then the Participant shall have no further rights under this Plan.
     3.4.2. Non-Duplication. As a condition to being covered by this Plan, and notwithstanding any other prior agreement to the contrary, each Participant, by executing the Letter Agreement, shall agree that the payments under this Plan shall be in lieu of any severance or similar payments that otherwise might be payable under any plan, program, policy or agreement.
     3.4.3. Amendment and Termination. The Plan may not be amended or terminated after the Effective Date. Prior to the Effective Date, the Compensation Committee of the Board (the “Compensation Committee”) may, in its sole discretion, modify or amend this Plan in any respect, or terminate the Plan (including with respect to individuals then participating in the Plan), provided (i) such action is taken and becomes effective at least one (1) year prior to the Effective Date and such action is communicated to the Participants prior to the Effective Date, or (ii) such actions do not reduce the amount or defer the receipt of any payment or benefit provided under this Plan to a Participant without the Participant’s written consent. Notwithstanding the foregoing provisions of this Section 3.4.3, the Plan may be amended by the Compensation Committee at any time, retroactively if required, if found necessary, in the opinion of the Compensation Committee, in order to conform the Plan to the provisions of section 409A of the Code and the Treasury Regulations or other authoritative guidance issued thereunder and to conform the Plan to the provisions and other requirements of any applicable law. No such amendment shall be considered prejudicial to any interest of a Participant under the Plan or require the Participant’s written consent. The Corporation shall promptly notify affected Participants of any such amendment adopted by the Compensation Committee.
3.5 General.
     3.5.1. Indemnification. If litigation or arbitration shall be brought to enforce or interpret any provision of this Plan which relates to Human Genome’s obligation to make payments hereunder, then Human Genome, to the extent permitted by applicable law and Human Genome’s Charter, shall indemnify the Participant for his or her reasonable attorneys’ fees and disbursements incurred in such proceedings, and shall pay pre-judgment interest on any money judgment obtained by the Participant calculated at the prime rate of interest published from time to time by The Wall Street Journal, northeast edition (“Prime Rate”) from the date that payment(s) to him or her should have been made under this Plan.
     3.5.2. Payment Obligations; Overdue Payments. The Corporation’s obligations to make the payments and provide the benefits to the Participant under this Plan shall be absolute and unconditional and shall not be affected in any way by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right which Human Genome may have against the Participant or anyone else, provided, however, that as a condition to payment of amounts under this Plan, the Participant shall execute by no later than the scheduled payment date a general release and waiver (the “Waiver”), in form and substance reasonably satisfactory to Human Genome, of all claims relating to the Participant’s employment by the Corporation and the termination of such employment, including, but not limited to, discrimination claims, employment-related tort claims, contract claims and claims under this Plan (other than claims with respect to benefits under the Corporation’s tax-qualified retirement plans, continuation of coverage or benefits solely as required by Part 6 of Title I of the Employee Retirement Income Security Act of 1974, or any obligation of Human Genome to provide future performance under Section 3.2.3). All amounts payable by Human Genome hereunder shall be paid without notice or demand, except as may be required with respect to the Waiver. Each and every payment made hereunder by Human Genome shall be final. The Corporation shall not seek to recover all or any part of such payment from the Participant or from whosoever may be entitled thereto, for any reason whatsoever. The Participant shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of Human Genome’s obligations to pay the Lump Sum Cash Payment. The Participant shall be entitled to receive interest at the Prime Rate on any payments under this Plan that are overdue, provided, however, that no payments shall be deemed to be overdue until the Participant executes the Waiver and any rescission period with respect to such Waiver has expired or to the extent that payments are delayed pursuant to the requirements of Section 409A of the Code.
     3.5.3. Confidential Information. The Participant shall at all times hold in a fiduciary capacity for the benefit of the Corporation all secret, confidential or proprietary information, knowledge or data relating to the Corporation, and its respective businesses, which shall have been obtained by the Participant during the Participant’s employment by the Corporation and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Plan) including, but not limited to, the following: (i) gene and protein sequences; (ii) biological data; (iii) clones and biologic materials; (iv) laboratory, pre-clinical and clinical experiments and studies; (v) performance characteristics of the Corporation’s products; (vi) marketing plans, business plans, strategies, forecasts, budgets, projections and costs; (vii) gene sequencing techniques and reagents; (viii) bioinformatics; (ix) personnel information; (x) customer, vendor and supplier lists; (xi) customer, vendor and supplier needs, transaction histories, contacts, volumes, characteristics, agreements and prices; (xii) promotions, operations, sales, marketing, and research and development; (xiii) business operations, internal structures, and financial affairs; (xiv) systems and procedures; (xv) pricing structure of the Corporation’s services and products; (xvi) proposed services and products; (xvii) contracts with other parties; and (xviii) any other information that the Corporation is obligated by law, rule or regulation to maintain as confidential (the “Confidential Information”). During the Participant’s employment with the Corporation and after termination of such employment at any time or for any reason, and regardless of whether any payments are made to the Participant under this Plan as a result of such termination, the Participant shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to any person other than the Corporation, its employees and those designated by it or use any Confidential Information except for the benefit of the Corporation. Immediately upon termination of the Participant’s employment with the Corporation at any time or for any reason, the Participant shall return to the

Corporation all Confidential Information, including, but not limited to, any and all copies, reproductions, notes or extracts of Confidential Information. “Confidential Information” shall not include (v) Confidential Information which at the time of disclosure is already in the public domain; (w) Confidential Information which the Participant can demonstrate by written evidence was in his possession or known to him prior to his employment with the Corporation which is not subject to an obligation of confidentiality to the Corporation; (x) Confidential Information which subsequently becomes part of the public domain through no fault of the Participant; (y) Confidential Information which becomes known to the Participant through a third party who is under no obligation of confidentiality to the Corporation; and (z) Confidential Information which is required to be disclosed by law or by judicial administrative proceedings. Upon service to the Participant, or anyone acting on the Participant’s behalf, of any subpoena, court order, or other legal process requiring the Participant to disclose information that would be Confidential Information but for the preceding sentence, the Participant shall immediately provide written notice to the Corporation of such service and of the content of any testimony or information to be disclosed.
     3.5.4. Solicitation of Employees. During the Participant’s employment with the Corporation and for a period of twelve (12) months after termination of such employment at any time and for any reason, and regardless of whether any payments are made to the Participant under this Plan as a result of such termination, the Participant shall not solicit, participate in or promote the solicitation of any person who was employed by the Corporation at the time of the Participant’s termination of employment with the Corporation to leave the employ of the Corporation, or, on behalf of himself or any other person, hire, employ or engage any such person. The Participant further agrees that, during such time, if an employee of the Corporation contacts the Participant about prospective employment, the Participant will inform such employee that he or she cannot discuss the matter further without informing the Corporation.
     3.5.5. Application of Restrictions Respecting Confidential Information and Solicitation of Employees. The requirements and obligations of the Participant under Sections 3.5.3 and 3.5.4 shall be in addition to, and not a limitation under, any other requirements and obligations of the Participant, at law or otherwise. The term “person” for purposes of Sections 3.5.3 and 3.5.4 shall include any individual or entity, including any corporation, trust or partnership.
     3.5.6. Successors. All right under this Plan are personal to the Participant and without the prior written consent of Human Genome shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the Participant’s legal representative. This Plan shall inure to the benefit of and be binding upon Human Genome and its successors and assigns. Human Genome will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Human Genome to assume expressly and agree to perform this Plan in the same manner and to the same extent that Human Genome would be required to perform it.
     3.5.7. Controlling Law; Jurisdiction. This Plan shall in all respects be governed by, and construed in accordance with, the laws of the State of Maryland (without regard to the principles of conflicts of laws). The Corporation and the Participants irrevocably consent and submit to the jurisdiction of the Circuit Court for the county in the State of Maryland in which the Corporation’s principal place of business is located, or in any Federal court sitting in the State of Maryland, for the purposes of any controversy, claim, dispute or action arising out of or related to this Plan, and hereby waive any defense of an inconvenient forum and any right of jurisdiction on account of the parties’ place of residence or domicile.
     3.5.8. Severability. Any provision in this Plan which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     3.5.9 409A Compliance.
     (i) This Plan is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder.
     (ii) The Corporation and Participant agree that they will execute any and all amendments to this Plan as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A of the Code.
     (iii) The preceding provisions, however, shall not be construed as a guarantee by the Corporation of any particular tax effect to Participant under this Plan. The Corporation shall not be liable to Participant for any payment made under this Plan, at the direction or with the consent of Participant, which is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Plan as an amount includible in gross income under Section 409A of the Code.

     (iv) For purposes of Section 409A of the Code, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.
     (v) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Participant, as specified under this Plan, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
     (vi) For purposes of Section 409A of the Code, the date as of which the Corporation and the Participant reasonably anticipate that no further services would be performed by the Participant shall be construed as the date that the Participant first incurs a “separation from service” as defined under Section 409A of the Code.
     (vii) If a payment obligation under this Plan arises on account of Participant’s termination of employment while he is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) shall accrue at the Prime Rate of interest and shall be made within 15 days after the end of the six-month period beginning on the date of such termination of employment or, if earlier, within 15 days after appointment of the personal representative or executor of Participant’s estate following his death.
Date: December 13, 2007

EXHIBIT A
SECOND AMENDED AND RESTATED KEY EXECUTIVE SEVERANCE PLAN
[DATE]

Dear                          :
     [For new Participants:]On [                    ], 2007, the Corporation amended and restated the Amended and Restated Key Executive Severance Plan (as amended and restated, the “Second Amended and Restated KESP”), a copy of which is enclosed. You are eligible to participate in the Second Amended and Restated KESP and will become a Participant therein upon signing this letter agreement. As used in this letter agreement, each capitalized term, if not defined herein, has the meaning ascribed to it under the Second Amended and Restated KESP.
     [For existing Participants:]You are currently a Participant in the Human Genome Sciences, Inc. Amended and Restated Key Executive Severance Plan. On [                    ], 2007, the Corporation amended and restated the Amended and Restated Key Executive Severance Plan (as amended and restated, the “Second Amended and Restated KESP”), enclosed, in order to conform the Amended and Restated Key Executive Severance Plan to changes made under the Internal Revenue Code of 1986, as amended, and to incorporate other revisions to the Amended and Restated Key Executive Severance Plan that the Compensation Committee of the Board of Directors determined to be desirable and in the best interests of the Corporation. Your participation in the Second Amended and Restated KESP is conditioned upon your signing this letter agreement, and your signing of this letter agreement will signify your consent to the amendments made to the Amended and Restated KESP pursuant to Section 3.4.3 thereof. As used in this letter agreement, each capitalized term, if not defined herein, has the meaning ascribed to it under the Second Amended and Restated KESP.
     For purposes of Section 3.2.2 of the Second Amended and Restated KESP, the amount of the Lump Sum Cash Payment, in the event you become entitled to benefits under the Second Amended and Restated KESP, will be equal to the product of [two (2)] [one and one-half (1 1/2)] and the sum of (i) your actual annual rate of base salary as in effect immediately prior to either the date of your separation from service with the Corporation, as determined under Section 3.2.1, or the Effective Date, whichever is higher, and (ii) the average of your annual bonus payments under the Corporation’s annual bonus plan for the last three (3) years ending before either the Effective Date or the date of your separation from service with the Corporation, whichever is higher.

     If you will not have been eligible to participate in the annual bonus plan for all three (3) years ending before either the Effective Date or the date of your separation from service, your average annual bonus payment (with respect to the years ending before the Effective Date or the date of separation from service, as applicable) shall be determined only for the years with respect to which you shall have been eligible to participate. For purposes of the Second Amended and Restated KESP, your base salary will include (i) your cash allowances reportable as wages in Form W-2, and (ii) the dollar value of any compensation that would have been paid to you but was deferred or excluded for Federal income tax purposes under a deferred compensation plan, program or arrangement, including amounts deferred under the Corporation’s 401(k) retirement savings plan.
     For purposes of Section 3.2.3, the Coverage Period, in the event you become entitled to benefits under the Second Amended and Restated KESP, will begin on the date immediately following your separation from service with the Corporation and shall end on the date 18 months thereafter.
     Please review the provisions of the Second Amended and Restated KESP and its stated purposes carefully, including particularly the terms and conditions stated in Sections 3.4 (Terms and Conditions of Participation), 3.5.3 (Confidential Information), and 3.5.4 (Solicitation of Employees), to which you will agree by executing this letter agreement. In order to be entitled to the benefits and agree to your obligations provided in the Second Amended and Restated KESP, please execute the enclosed copy of this letter and return it to James H. Davis, Executive Vice President, General Counsel and Secretary of Human Genome, whereupon the Second Amended and Restated KESP and this letter will become a legally binding agreement between you and Human Genome.

Very truly yours,

HUMAN GENOME SCIENCES, INC.

By:

James H. Davis, Ph.D., J.D.
Executive Vice President, General
Counsel and Secretary

I hereby confirm my agreement
with the foregoing:

Date: